Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Verb Technology Company, Inc. on Form S-3 (No. 333-252167), (No. 333-262132), and (333-264038), and in the Offering Statement on Form 1-A (No. 024-12400) of our report dated April 1, 2024, with respect to our audit of the consolidated financial statements of Verb Technology Company, Inc. as of and for the year ended December 31, 2023, which appear in this Annual Report on Form 10-K.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

April 1, 2024